Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This AMENDMENT NO. 1 to the AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2026 (this “Amendment”), is made by and between Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of Parent (the “Parent Merger Sub”), Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France (“New Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”). Parent, Parent Merger Sub and the Company shall each be referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Parent, Parent Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of February 28, 2026 (as may be amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with the Transactions, Parent Merger Sub desires to assign, and New Merger Sub desires to assume, all of Parent Merger Sub’s rights and obligations under the Business Combination Agreement, and each of Parent and the Company desires to consent to such assignment and assumption and to acknowledge the substitution of New Merger Sub for Parent Merger Sub as a party to the Business Combination Agreement;

WHEREAS, pursuant to Section 11.6 of the Business Combination Agreement, the Business Combination Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and executed by the Parties; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as hereinafter set forth.

NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement.

2.	Assignment and Assumption. Effective as of the date hereof, Parent Merger Sub hereby irrevocably assigns, transfers, conveys and delivers to New Merger Sub all of Parent Merger Sub’s right, title and interest in, to and under the Business Combination Agreement, including all of Parent Merger Sub’s rights, benefits and privileges thereunder. New Merger Sub hereby accepts such assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Parent Merger Sub to be observed, performed, paid or discharged in connection with the Business Combination Agreement. Each of Parent and the Company hereby (i) consents to the assignment and assumption pursuant to and in accordance with Section 11.7 of the Business Combination Agreement, (ii) acknowledges and agrees that, effective as of the date hereof, New Merger Sub shall be substituted for Parent Merger Sub as a “Party” and as “Parent Merger Sub” for all purposes under the Business Combination Agreement, as amended by this Amendment, and all references in the Business Combination Agreement to “Parent Merger Sub” shall be deemed to refer to New Merger Sub, and (iii) releases and discharges Parent Merger Sub from any and all obligations arising under the Business Combination Agreement from and after the date hereof. Notwithstanding the foregoing, nothing in this Section 2 shall be deemed to release Parent Merger Sub from any obligation or liability under the Business Combination Agreement that arose or accrued prior to the date hereof.

3.	Amendments. The Business Combination Agreement is hereby amended as follows:

a.	The introductory paragraph of the Business Combination Agreement is hereby amended and restated by deleting “Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of Parent” and replacing it with “Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France,” and any references to Parent Merger Sub shall be deemed to refer to Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France.

b.	The fourth WHEREAS clause of the Preamble is hereby deleted in its entirety and replaced with the following:

“WHEREAS, Parent Merger Sub exists for the purpose of effectuating the Transactions, including the merger of Parent with and into Parent Merger Sub (the “Reincorporation Merger”), in which Parent Merger Sub will be the surviving entity of the Reincorporation Merger (the “Parent Surviving Corporation”).”

c.	The ninth WHEREAS clause of the Preamble is hereby deleted in its entirety and replaced with the following

“WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and Parent Merger Sub, on the one hand and on behalf of the Surviving Corporation, and certain investors named therein (the “Pre-PIPE Investors”), on the other hand, have executed and delivered that certain securities purchase agreement (the “Pre-PIPE SPA”), pursuant to which the Pre-PIPE Investors have agreed, among other things, to subscribe from the Surviving Corporation, and Parent and Parent Merger Sub have agreed, among other things, to issue to such investors, for an aggregate issue amount of not less than $150 million, (a) senior unsecured convertible bonds of the Surviving Corporation convertible into Surviving Corporation Shares, governed by French law (the “Convertible Bonds”), having the rights, preferences and privileges substantially consistent with terms set forth in Exhibit A to the Pre-PIPE SPA, to be attached to the Surviving Corporation’s shareholders decision authorizing the issuance of the Convertible Bonds (the “Convertible Bonds Terms and Conditions”) and (b) warrants (bons de souscription d’actions) to purchase Surviving Corporation Shares, governed by French law (the “Pre-PIPE Warrants”), having the rights, preferences and privileges substantially consistent with the terms set forth in Exhibit A to the Pre-PIPE SPA, to be attached to the Surviving Corporation’s shareholders decision authorizing the issuance of the Pre-Pipe Warrants (the “Pre-PIPE Warrants Terms and Conditions”), pursuant to subscription forms relating to the subscription for (i) the Convertible Bonds and (ii) the Pre-PIPE Warrants (each a “Pre-PIPE Subscription Agreement” and, collectively the “Pre-PIPE Subscription Agreements”), in each case to be delivered substantially concurrently with the Closing (such investment, the “Pre-PIPE Investment”).”

d.	The final WHEREAS clause of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the board of directors of Parent Merger Sub (the “Parent Merger Sub Board”) has (i) determined that this Agreement, the Additional Agreements to which Parent Merger Sub is a party, the Mergers, and the other Transactions are fair and advisable to, and in the best interests of, Parent Merger Sub and the shareholders of Parent Merger Sub, in their respective capacities as shareholders of Parent Merger Sub, and (ii) approved and adopted this Agreement, the Additional Agreements to which Parent Merger Sub is a party, the Mergers and the other Transactions.”

e.	The definition of “Parent Merger Sub Shares” is hereby deleted in its entirety and replaced with the following:

“Parent Merger Sub Shares” means the ordinary shares, of par value €.10 each, of Parent Merger Sub.

f.	The last sentence of Section 2.1(a) of the Business Combination Agreement is hereby deleted in its entirety.

g.	The last sentence of Section 2.1(f)(iii) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“In addition, as of the Reincorporation Merger Effective Time, each Parent Merger Sub Share issued and outstanding immediately prior to the Reincorporation Merger Effective Time, whether held by Parent or by any other shareholder of Parent Merger Sub, will be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.”

h.	Section 5.2(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements (to which it is a party) and the consummation by each of the Parent Parties of the Transactions are within the corporate powers of such Parent Parties and have been duly authorized by all necessary corporate action, including the Parent Board Recommendation, on the part of the Parent Parties to the extent required by their respective Organizational Documents, other than the Required Parent Shareholder Approval, the approval of the shareholders of Parent Merger Sub approving the Reincorporation Merger, and the required approval of the Merger by the shareholders of Parent Surviving Corporation. This Agreement has been duly executed and delivered by the Parent Parties and it and the Additional Agreements (to which each of them is a party) will constitute upon execution and delivery by all parties, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their respective terms except for the Enforceability Exceptions.”

i.	Section 5.2(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Parent Board Approval; Parent Shareholder Vote. The Parent Board (including any required committee or subgroup of the Parent Board) and the shareholders of Parent Merger Sub have, as of the date of this Agreement, unanimously (i) approved and declared the advisability of this Agreement, the other Additional Agreements, and the consummation of the Transactions, and (ii) determined that the consummation of the Transactions is in the best interest of, as applicable, Parent and shareholders of Parent (as a whole). Other than the Required Shareholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.”

j.	Section 5.5(b)(i) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“The authorized share capital of Parent Merger Sub is €50,000, divided into 500,000 Parent Merger Sub Shares, of which 500,000 Parent Merger Sub Shares are issued and outstanding as of such time, of which 499,990 Parent Merger Sub Shares are held by Parent and 10 Parent Merger Sub Shares are held by Michel Combes. No other voting securities of Parent Merger Sub are issued, reserved for issuance or outstanding.”

k.	The first sentence of Section 5.5(b)(iv) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“The share capital of Parent Merger Sub is owned by Parent and Michel Combes, and Parent Merger Sub was formed for the purpose of the Reincorporation Merger.”

l.	Section 5.6 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Subsidiaries. Other than its equity interest in Parent Merger Sub, Parent has no other Subsidiaries or equity interests in any other Person.”

m.	Section 8.8(c) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Name Change. Prior to the consummation of the Merger, Parent Merger Sub shareholders will decide to change, and take all actions necessary to change, the name of Parent Merger Sub to “Pasqal Holding SA” or such other name selected by the Company and such name change shall become effective immediately prior to or substantially simultaneously with the consummation of the Merger. Immediately after the consummation of the Merger, Parent Merger Sub will file with the trade and companies register any documents required to update the trade and companies register.”

4.	Effect of this Amendment. Except as expressly provided by this Amendment, each of the provisions of the Business Combination Agreement shall remain unchanged and in full force and effect following the execution of this Amendment. Following the execution of this Amendment, references in the Business Combination Agreement to “this Agreement”, “herein”, “hereof” or phrases having a similar meaning shall refer to the Business Combination Agreement as amended by this Amendment.

5.	Entire Agreement. This Amendment and the Business Combination Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof.

6.	General Provisions. Section 11.3 (Notices), Section 11.5 (Severability), Section 11.10 (Counterparts), and Section 11.9 (Governing Law; Dispute Resolution Provisions) of the Business Combination Agreement are incorporated herein by reference and shall apply, mutatis mutandis, to this Amendment as though fully set forth herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective authorized representatives as of the date first written above.

Bleichroeder Acquisition Corp. II

By:	/s/ Marcello Padula
	Name:	Marcello Padula
	Title:	Chief Executive Officer

BLEICHROEDER ACQUISITION 2 FRANCE

By:	/s/ Michel Combes
	Name:	Michel Combes
	Title:	President

BLEICHROEDER ACQUISITION FRANCE MERGER SUB 2

By:	/s/ Michel Combes
	Name:	Michel Combes
	Title:	President

PASQAL HOLDING SAS

By:	/s/ Wasiq Bokhari
	Name:	Mr. Wasiq Bokhari
	Title:	President

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